UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 9, 2006  (August 3, 2006)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive offices, including zip code)

(201) 307-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 3, 2006, Hertz Europe Limited (“Hertz Europe”), an indirect wholly owned subsidiary of The Hertz Corporation (“Hertz”), entered into an agreement with Michel Taride, Executive Vice President of Hertz and President, Hertz Europe Limited, regarding the provision of living accommodations for Mr. Taride and his family.

Hertz Europe purchased a property in London for a purchase price of £2.3 million, plus an estimated £100,000 in improvements, and paid all fees associated with the purchase.  The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the Chief Executive Officer of Hertz.  The agreement also provides that Hertz Europe will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property.

The agreement grants to Mr. Taride the option to purchase the property at any time through June 2011.  In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe.

Hertz Europe reserves the right pursuant to the agreement to refuse to sell the property at a price below the purchase price.  If Hertz Europe waives this right, Mr. Taride will be responsible for one-third of any loss of the initial purchase price.

In the event that Mr. Taride’s employment is terminated by himself or by Hertz Europe, he has agreed pursuant to the agreement to vacate the property within a period of one month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and
Chief Financial Officer
Date: August 9, 2006